The Prudential Insurance Company of America
                                   Corporate Office
                                   Newark, New Jersey

   Annuitant                                                     Contract Number

Annuity Date                                                     Contract Date


      Agency




We will make monthly payments starting on the annuity date we show in the window of this page. We make this promise subject to all the provisions of this contract.

Please read this contract with care. A guide to its contents is on the last page. A summary is on page 2. If there is ever a question about it, or there is a claim, just see one of our representatives or get in touch with one of our offices.

The benefits, payments and values under this contract are on a variable basis. They will reflect the investment experience of the separate account to which the contract is related; they are subject to change both up and down and are not guaranteed as to dollar amount except as provided under the Death of Annuitant and Settlement Provisions for the Beneficiary sections.

We make this contract available in connection with pension, profit-sharing and annuity purchase plans and Individual Retirement Annuities intended to qualify for special Federal Income Tax treatment under the Internal Revenue Code of 1954, as amended. In order to obtain or retain that tax treatment the exercise of rights and privileges under the contract by the Annuitant may be restricted. We assume no responsibility for determining that a particular plan or Individual Retirement Annuity is so qualified, that a particular Annuitant is eligible under the plan or Individual Retirement Annuity or that the exercise of such rights and privileges complies with the restrictions.

Right to Cancel Contract.--Not later than ten days after you get this contract, you may return it to us. All you have to do is take it or mail it to one of our offices or to the agent who sold it to you. We will cancel the contract and promptly give you its net asset value on the date your request is received, without redemption charge.

The provisions on this and the following pages of this contract comprise the entire contract. The contract was signed for Prudential on the contract date, which is the date of issue.


     /s/ Isabella L. Kirchner                /s/ [ILLEGIBLE]
             Secretary                           President


Variable Annuity Contract with Flexible Purchase Payments--Monthly annuity payments starting on annuity date. Payment as stated upon death before annuity date. Purchase payments payable during Annuitant's lifetime until annuity date.

                                CONTRACT SUMMARY

We offer this summary to help you understand this contract. We do not intend that it change any of the provisions of the contract.

This is a contract to provide income to begin on the annuity date. If on the annuity date the Annuitant is entitled to payment and no other settlement has been chosen, we will make monthly payments to the Annuitant for as long as he or she lives, with 120 payments assured. But if the contract value available to provide the payment is less than $2000 or the amount of the initial payment would be less than $20, we will, instead, pay the cash value in one sum. We describe other options we offer on pages 9 and 10.

Purchase payments may be made at any time until the annuity date. Their amounts may be restricted by the retirement arrangement that covers the Annuitant. The purchase payments will be allocated as you direct to one or more of the subaccounts of The Prudential Qualified Individual Variable Contract Account, a variable contract account of Prudential, created under New Jersey law and registered as a unit investment trust under the Investment Company Act of 1940. Assets of these subaccounts are invested in shares of corresponding Portfolios of The Prudential Series Fund, Inc. For example, assets of the Bond Subaccount are invested in shares of the Bond Portfolio. Assets of the Money Market Subaccount are invested in shares of the Money Market Portfolio, etc. Your interests in subaccounts are recorded in terms of full or fractional units of the selected subaccount(s).

On the annuity date, if an annuity option takes effect, your subaccount units are converted to subaccount annuity units. These units will be used to provide an annuity under the Variable Payout Provisions. We explain this on pages 9 and
10. The dollar value of the subaccount units and the amount of annuity payments will vary in accord with the investment results of the subaccounts.

We describe below the amount payable, if any, at the death of the Annuitant. Subject to the retirement arrangement that covers the Annuitant, proceeds which may arise from the Annuitant's death before the annuity date may be paid to the beneficiary in cash; or they may be applied by the beneficiary for a variable payout option. We describe the available choices under Settlement Provisions for the Beneficiary on page 13.

You and we may agree on a change in the ownership of this contract. Also, unless we endorse it to say otherwise, the contract gives you these rights, among others:

o    You may change the beneficiary under it.
o    You may surrender it for its cash value.
o    You may make withdrawals.
o    You may transfer shares from one subaccount to another.

                               DEATH OF ANNUITANT

We will pay the beneficiary the proceeds promptly if we receive due proof that the Annuitant died before the annuity date.

If the Annuitant dies before his or her 65th birthday, proceeds will be the greater of (a) the sum of all of the purchase payments paid to us, minus any withdrawals made, or (b) the amount of your variable account (which we define on page 4) as of the date we receive due proof of death. If the Annuitant dies on or after his 65th birthday, the proceeds will be your variable account as of the date we receive due proof of death.

If the Annuitant dies on or after the annuity date, the settlement then in effect will govern whether and to whom we will make any payment(s).


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




                                  CONTRACT DATA


     ANNUITANT'S SEX AND ISSUE AGE M--35
                 DATE OF BIRTH     MAR. 15, 1947

   ANNUITANT        JOHN DOE                  XXX XXX XXX     CONTRACT NUMBER
ANNUITY DATE        JUL. 1, 2012              JUL. 1, 1982    CONTRACT DATE





                    R-NK 1



       BENEFICIARY      CLASS 1       MARY DOE, WIFE
                        CLASS 2       ROBERT DOE, SON










                     ALLOCATION OF INITIAL PURCHASE PAYMENT

                                   SUBACCOUNTS

                     BOND                               XX%
                     MONEY MARKET                       XX%
                     COMMON STOCK                       XX%
                     AGGRESSIVELY MANAGED FLEXIBLE      XX%
                     CONSERVATIVELY MANAGED FLEXIBLE    XX%











THE MAINTENANCE CHARGE IS $30.00 ANNUALLY. WE EXPLAIN THIS ON PAGE 7.

SERVICE OFFICE -- PLEASE DIRECT ANY COMMUNICATIONS ABOUT THIS CONTRACT TO: THE PRUDENTIAL INSURANCE COMPANY OF AMERICA, P.O. BOX 2925, PHOENIX, ARIZONA 85062

                               GENERAL PROVISIONS

Definitions.--We define here some of the words and [ILLEGIBLE] used all through this contract. We explain others, defined here, in other parts of the text.

[ILLEGIBLE] Period.--The period of time between the [ILLEGIBLE] Date and the Annuity Date.

[ILLEGIBLE] or Contract Anniversary.--The same day and month as the Contract Date in each later year.

[ILLEGIBLE]: If the contract date is March 9, 1983, the first [ILLEGIBLE] is March 9, 1984. The second is March 9, 1985 and so on.

[ILLEGIBLE]--The person whose name is in the window of [ILLEGIBLE] page. He or she need not be the owner.

[ILLEGIBLE] Date.--The date the first annuity payment is due.

Business Day--A day on which the New York Stock Exchange is open for business.

[ILLEGIBLE]--Variable Account less any withdrawal [ILLEGIBLE] that apply.

[ILLEGIBLE].--Internal Revenue Code of 1954, as amended.

[ILLEGIBLE] Year.--A year which starts on the Contract Date [ILLEGIBLE] anniversary.

[ILLEGIBLE].--If the contract date is March 9, 1983, the first [ILLEGIBLE] Year starts then and ends on March 8, 1984. [ILLEGIBLE] starts on March 9, 1984 and ends on March 8, 1985 and so on.

[ILLEGIBLE].--The Contract Date.

Prudential Qualified Individual Variable Contract [ILLEGIBLE] (the Account).--A separate account of Prudential [ILLEGIBLE] as a unit investment trust under the Investment [ILLEGIBLE] Act of 1940.

Prudential Series Fund, Inc. (the Fund).--A mutual [ILLEGIBLE] separate portfolios one or more of which you choose as the underlying investment for your [ILLEGIBLE]. The Fund was established by Prudential. It is [ILLEGIBLE] under the Investment Company Act of 1940, as [ILLEGIBLE], as an open-end diversified management [ILLEGIBLE] company.

[ILLEGIBLE] Office.--The Prudential office designated by it to [ILLEGIBLE] contracts such as this. Its mailing address is the [ILLEGIBLE] shown on the Contract Data page, unless [ILLEGIBLE] specifies another address by notice to you.

[ILLEGIBLE].--A division of the Account the assets of [ILLEGIBLE] invested in the shares of a corresponding [ILLEGIBLE] of the Fund.

Account Annuity Unit.--A measure used to find the [ILLEGIBLE] of a variable annuity monthly payment.

Subaccount Annuity Unit Value.--The monthly income produced by one Subaccount Annuity Unit.

Subaccount Unit.--A measure used to find the value of your interest in a subaccount during the accumulation period.

Subaccount Unit Value.--The dollar value of one Subaccount Unit of a specified subaccount.

Variable Account.--Your Variable Account for any business day is found by multiplying your number of units in each subaccount by the Subaccount Unit Value at the end of that business day and then adding the results.

We, Our, and Us.--Prudential.

You and Your.--The owner of the contract.

Contract Modifications.--Only a Prudential officer may agree to modify this contract, and then only in writing.

Change of Annuity Date.--Unless the retirement arrangement that covers you provides otherwise, not later than the present annuity date, you may ask us to change that date to another date. We must have your request in writing at our Service Office and in a form which meets our needs. You must send the contract to us to be endorsed. We will change the date to one you ask for in your request. But, unless we consent, it may not be before the first of the next month after the Annuitant's 75th birthday or such earlier date as may be required by law or the applicable retirement plan. Further, unless we consent, you may not make more than one change in the annuity date.

Ownership and Control.--Unless we endorse this contract to say otherwise:(1) the owner of the contract is the Annuitant; and (2) while the Annuitant is living the owner alone is entitled to (a) any contract benefit and value, and (b) the exercise of any right and privilege granted by the contract or by us.

We will mail to the owner, at least once in each Contract Year after the first, a statement with respect to all subaccounts in which the owner has an interest. The statement will be as of a date not more than two months before the date of mailing. It will show the number of Units credited and the value per Unit. We will also send the owner a statement of the investments of the portfolios of the Fund, the underlying investment mediums for this contract.

Currency.--Any money we pay, or which is paid to us, must be in United States currency. Any amount we owe will be payable at our Service Office.

                            (Continued on Next Page)

Misstatement of Age or Sex.--lf the Annuitant's or any contingent annuitant's stated date of birth or sex or both are not correct, we will change each benefit and the amount of each annuity payment to that which the purchase payment would have bought for the correct date of birth and sex. Also, we will adjust the amount of any payments we have already made. Here is how we will do it: (1) We will deduct any overpayments, with interest at 5% a year, from any payment(s) due then or later. (2) We will add any underpayments, with interest at 5% a year, to the next payment we make after we receive proof of the correct date of birth and sex.

Incontestability.--We will not contest this contract except for non-payment of the purchase payment due on the contract date.

Proof of Survival or Death.--Before we make a payment, we have the right to require proof of the life or death of any person whose life or death determines whether or to whom we must make the payment.

Assignment.--We will not be deemed to know of an assignment unless we receive it, or a copy of it, at our Service Office. We are not obliged to see that an assignment is valid or sufficient. If the Annuitant is living on the annuity date and an assignment is in effect on that date, we have the right to pay the cash value in one sum.

Asset Charges. --We will apply a Mortality Risk Charge and an Expense Risk Charge daily at effective annual rates of 0.8% and 0.4%, respectively, on the value of the net assets of each subaccount attributable to Subaccount Units and Subaccount Annuity Units credited to contracts like this one. We guarantee that the expense and mortality results of the Account will not adversely affect the dollar amounts of values, benefits or payments under this contract.

Changes by Prudential.--We reserve the right, upon 90 days notice to you, to:

(1) change the minimum amount requirements specified for purchases, withdrawals and transfers in the Variable Accumulation Provisions;

(2) refuse to accept any request for purchase;

(3) increase the amount of the Annual Maintenance charge (see page 7);

(4) change the number of Subaccount Units credited, change or discontinue subaccounts, change to a different variable contract account, or substitute fund shares in the account (see page 8);

(5) Make any changes required by law.

Voting Rights:

Fund.--We will send you a notice of any meeting at which Fund shares which compromise the assets of a subaccount may be voted. We will provide a voting instruction form for the number of Fund shares representing the proportional interest of the Annuitant. The instruction form may be signed and returned to us. If for any meeting there are Fund shares for which we have not received voting instruction, this is what we will do. We will vote Fund shares on each matter in the same proportion as we vote the Fund shares held in the subaccount for which we did receive instructions.

Prudential.--We are a mutual life insurance company. Our principal office is in Newark, New Jersey, and we are incorporated in that State. By law, we have 24 directors. This includes 16 elected by our policyholders (four each year for four-year terms), two of our officers, and six public directors named by New Jersey's Chief Justice.

The election is held on the first Tuesday in April from 10:00A.M. to 2:00P.M. in our office at the Secretary's address shown here. After this contract has been in force for one year, you may vote either in person or by mail. We will send you a ballot if you ask for one. Just write to our Secretary at Prudential Plaza, Newark, New Jersey 07101, at least 60 days before the election date. By law, your request must show your name, address, you must be at least 18 years old to vote.

Participation (Dividends).--This contract is eligible to participate in the divisible surplus of Prudential. We do not expect that any dividends will be payable during the accumulation period. While any annuity settlement is in effect, the contract will share in our surplus to the extent and in the way we decide.





Page 5 (WVQ-83)

                                  BENEFICIARY

[ILLEGIBLE] the retirement arrangement under which the [ILLEGIBLE] is purchased provides otherwise, you may [ILLEGIBLE] or change a beneficiary. Your request must be in [ILLEGIBLE] and in a form which meets our needs. It will take [ILLEGIBLE] only when we file it at our Service Office; this will be [ILLEGIBLE] you send the contract to us to be endorsed, if we ask [ILLEGIBLE] to do so. Then any previous beneficiary's interest will [ILLEGIBLE] as of the date of the request. It will end then even if [ILLEGIBLE] Annuitant is not living when we file the request. [ILLEGIBLE] otherwise stated, we will make payment to the beneficiary only if the Annuitant dies before the annuity [ILLEGIBLE]. Any beneficiary's interest is subject to the rights of assignee of whom we know.

[ILLEGIBLE] a beneficiary is designated, any relationship shown [ILLEGIBLE] the Annuitant, unless otherwise stated. To show [ILLEGIBLE], we may use numbered classes, so that the class [ILLEGIBLE] first priority is called class 1, the class with next [ILLEGIBLE] is called class 2, and so on. When we use numbered classes, these statements apply to beneficiaries [ILLEGIBLE] the form states otherwise:

One who survives the Annuitant will have the right to [ILLEGIBLE] only if no one in a prior class survives the [ILLEGIBLE].

2. One who has the right to be paid will be the only one paid if no one else in the same class survives the Annuitant.

3. Two or more in the same class who have the right to be paid will be paid in equal shares.

4. If none survives the Annuitant, we will pay in one sum to the Annuitant's estate.

Example: Suppose the class 1 beneficiary is Jane and the class 2 beneficiaries are Paul and John. If the Annuitant dies before the annuity date, we owe Jane the proceeds if she is living at the Annuitant's death. We owe Paul and John the proceeds if they are living then but Jane is not. But if only one of them is living. we owe him the proceeds. If none of them is living, we owe the Annuitant's estate.

Before we make a payment, we have the right to decide what proof we need of the identity, age or any other facts about any persons designated as beneficiaries. If beneficiaries are not designated by name and we make payment(s) based on that proof, we will not have to make the payment(s) again.

                        VARIABLE ACCUMULATION PROVISIONS

Purchase Payments.--Purchase payments made through payroll deductions or similar arrangements with an employer must be at a rate of at least $300 during any [ILLEGIBLE] month period. Any other purchase payment must be at [ILLEGIBLE] $50.

[ILLEGIBLE] purchase payment will be allocated to the [ILLEGIBLE] accounts in accord with your instructions. If, after you [ILLEGIBLE] made at least one purchase, we receive a purchase payment without instructions, we will allocate it in the [ILLEGIBLE] proportions as the most recent purchase payment [ILLEGIBLE] made.

[ILLEGIBLE] 1: On the Contract Date you make a $1500 [ILLEGIBLE] and allocate $500 to each of Subaccounts A, B [ILLEGIBLE] C. Later in the year you send us a $900 purchase payment, but you don't tell us how it is to be applied. [ILLEGIBLE] on the most recent purchase, the one made on the [ILLEGIBLE] Date, we would make a $300 purchase for each Subaccounts A, B and C.

[ILLEGIBLE] of Subaccount Units.--This contract will be [ILLEGIBLE] with the number of Subaccount Units which [ILLEGIBLE] from dividing (1) the amount of any purchase payment allocated to a subaccount by (2) that subaccount's Unit Value for the Business Day the purchase is made. The first purchase payment will be credited on the first Business Day which is the later of: (a) the Contract Date.
(b) the date the purchase payment is received at the Service Office, or (c) the date we approve the request for the contract, or on a later date if you request and we agree. For any purchase payment after the first, the shares will be credited on the first Business Day not earlier than the day we receive it at our Service Office or on a later day if you request and we agree.

Subaccount Unit Value.--The Unit Value for a subaccount for any Business Day is found by multiplying that subaccount's Net Investment Factor for that day by its Unit Value for the last preceding Business Day. A subaccount Net Investment Factor for any Business Day equals (1) 1.00 plus the rate of net investment income earned, after provision for taxes, for the period from the end of the last preceding Business Day to the end of the current Business Day: plus (2) the rate of asset value changes in the subaccount during the same period, minus (3) the rates of the Mortality Risk Charge and the Expense Risk Charge (which we describe on Page 5)

                            (Continued on Next Page)



Page 6 (WVQ-83)

[ILLEGIBLE] number of calendar days involved. The Unit Value [ILLEGIBLE] and therefore the total value of shares of [ILLEGIBLE] credited to you at any time and the number [ILLEGIBLE] Units provided by a given purchase payment [ILLEGIBLE] will vary. They will increase or decrease in accord [ILLEGIBLE] investment results of the subaccount.

[ILLEGIBLE] of each Subaccount Unit was set at $1.00 on [ILLEGIBLE] the first purchase payment was applied to that [ILLEGIBLE].

[ILLEGIBLE] Maintenance Charge.--On each contract [ILLEGIBLE] before the annuity date or at the time of total [ILLEGIBLE] we will deduct a maintenance charge from your [ILLEGIBLE] account. The amount of the charge is shown on [ILLEGIBLE] of this contract. If on any contract anniversary [ILLEGIBLE] Subaccount Units credited to this contract in [ILLEGIBLE] one subaccount, we will divide the charge [ILLEGIBLE] the subaccounts on a pro-rata basis, according to [ILLEGIBLE] value of each subaccount. We will [ILLEGIBLE] enough of your Subaccount Units or fractions of a [ILLEGIBLE] Unit to pay this charge.

[ILLEGIBLE].--Unless restricted by provisions of the [ILLEGIBLE] arrangement that covers you, you may be able [ILLEGIBLE] withdrawals from your variable account on or [ILLEGIBLE] the annuity date. To make a withdrawal you must [ILLEGIBLE] in writing in a form which meets our needs. If you [ILLEGIBLE] a partial withdrawal, we will liquidate as many full [ILLEGIBLE] Subaccount Units as may be needed to [ILLEGIBLE] the amount asked for and any charges that apply. [ILLEGIBLE] tell us the amount and the subaccount from [ILLEGIBLE] it is to be withdrawn. Our consent is needed for a [ILLEGIBLE] withdrawal if (1) the amount to be withdrawn is [ILLEGIBLE] $300; or (2) it would reduce the value of your [ILLEGIBLE] a subaccount to less than $300.

[ILLEGIBLE] for a total withdrawal you must send the [ILLEGIBLE] to us. We will liquidate all the subaccount units [ILLEGIBLE] to the contract. After deducting the Annual [ILLEGIBLE] Charge and the sales charges, if any, we will [ILLEGIBLE] balance. Any amount withdrawn will be paid within [ILLEGIBLE] calendar days after the date we receive your request [ILLEGIBLE] Service Office.

[ILLEGIBLE] Charges (Deferred Contingent Sales [ILLEGIBLE]).--Although no sales charges are deducted from purchase payments when they are made, your purchase payments may be subject to a sales charge upon withdrawal. Earnings are not subject to sales charges.

[ILLEGIBLE] contract year, any amount(s) withdrawn which do [ILLEGIBLE] total exceed 10% of your variable account, valued as [ILLEGIBLE] date of the first withdrawal in that year, will [ILLEGIBLE] not a sales charge. A sales charge may be imposed on [ILLEGIBLE] withdrawn in excess of this 10% limitation.

The amount of any sales charge imposed on the withdrawal of a purchase payment varies with the number of contract years that have elapsed since the purchase payment was made. Purchase payments are considered to be withdrawn on a first-in, first-out basis. Withdrawals are considered to consist of purchase payments until an amount equal to your aggregate purchase payments has been withdrawn.

When you make a withdrawal, the rate of sales charge applied against any purchase payments or portion of a purchase payment that is subject to a charge is determined in accordance with the following:

If the contract year of purchase payment is the same as the contract year of withdrawal, the rate is 8%.

If the duration from the start of the contract
year of purchase payment to the start of the       The charge
contract year of withdrawal is.........            rate is...

One year .....................................        7%
Two years ....................................        6%
Three years ..................................        5%
Four years ...................................        4%
Five years ...................................        3%
Six years ....................................        2%
Seven years ..................................        1%
Eight years or more ..........................        0%

In determining the amount of sales charge, if any. we will consider that any purchase payment withdrawn is the first purchase payment made which has not previously been withdrawn. This is so, even if that purchase payment was to a different subaccount than that from which withdrawal is being made or if the shares being withdrawn are no longer subject to a withdrawal charge. Depending on the amount of the withdrawal, one or more sales charge rates may be used if the withdrawal is of purchase payments made in more than one contract year.


Example.--

Year                                    Transaction
----                                    -----------

Contract year one                  --Payment of $500 in the Money Market
                                        Subaccount
Contract year two                  --Payment of $400 in the Bond
                                        Subaccount
Contract year four                 --Payment of $800 in the Common
                                        Stock Subaccount

In contract year four the contractholder requests a partial withdrawal of $600 from his Common Stock subaccount. The value of his variable account is $2000 on the date of withdrawal. This means that $200 (10%} may be withdrawn without a sales charge. A sales charge is required on the remaining $400 being withdrawn.

                            (Continued on Next Page)



Page 7 (WVQ-83)

                  VARIABLE ACCUMULATION PROVISIONS {continued)

To determine the sales charge we assume that $500 of the amount being withdrawn is the payment made to the Money Market Subaccount in contract year one. The remaining $100 being withdrawn is assumed to be a part of the $400 payment made to the Bond Subaccount in contract year two. Of the first $500 payment we have seen that $200 (10% of $2000) may be withdrawn without sales charge. A 5% sale charge is due on the withdrawal of the other $300 of the payment (5% X $300=$15). The $100 portion being withdrawn from the second payment requires a 6% sales charge (6% X $100=$6). Thus the total sales charge for withdrawing $600 in year four is $21.

Transfers.--You may transfer all or part of your interest in a subaccount to one or more of the other subaccounts. To make a transfer you must ask us in writing in a form which meets our needs. You must tell us the amount to be transferred and the names of the subaccounts involved. Our consent is needed for the transfer if (1) the amount to be transferred is less than the smaller of $300 and your interest in the subaccount, (2) the value of any of your Units remaining in the subaccount after the transfer would be less than $300, or (3) four or more transfers of subaccount Units have been made under your contract in the current Contract Year. The transfer will be made on !the first Business Day after we receive your request.

To make the transfer this is what we will do. First, we will liquidate, without charge, the number of your Units in the subaccount from which the transfer is to be made to provide the amount requested. Then, we will use that amount to purchase Units in the subaccount to which the transfer is to be made. The result will be that, while the contract value will not change, the total number of Subaccount Units credited to this contract may increase or decrease depending on the Subaccount Unit Values. The original purchase date of record used to determine the rate of charge for any future withdrawal is not changed as a result of a transfer

Example.--You ask that we transfer $600 from Subaccount A to Subaccount B. The Subaccount A Unit Value is $10 on the date of the transfer. We would liquidate 60 shares in Subaccount A to provide the $600 The share value in Subaccount B on the date of the transfer is $5. The $600 will buy 120 shares in Subaccount B. If the Unit Value were $20, the $600 would buy only 30 Units. While the number of Units may have changed on the date of transfer, their value remained the same, $600.

Changing the Number of Subaccount Units Credited.--We have the right to change the number of Subaccount Units if we deem the Subaccount Unit Value to be either so large or so small as to not be in your best interest, or ours. If we make such a change, the amount of the Variable Account will not change.

Substitution of Shares.--Shares of another registered, open-end investment company may be substituted for the shares held in the account or any subaccount or to be purchased by future purchase payments or transfers if (1) shares in the subaccount are no longer available for purchase or (2) in our judgement further investment in such shares is no longer appropriate for the subaccount.

Effect of Loss of Tax-Qualified Status or Failure to Qualify.--If, for any reason, you become ineligible to participate or cease to be a participant in the pension, profit-sharing or annuity purchase plan or Individual Retirement Annuity in connection with which this contract is issued, or if the plan is discontinued or loses its taxqualified status, we may refuse to accept further purchase payments under this contract. In addition, if this happens before the annuity date, we may terminate the contract, and liquidate all the subaccount units credited to the contract. After deducting the Annual Maintenance Charge and the sales charge, if any, we will pay you the balance within seven calendar days after the termination of the contract.

Page 8 (WVQ-83)

                           VARIABLE PAYOUT PROVISIONS

Choosing an Option.--Subject to the retirement arrangement that covers you, you may be able to have the amount of your variable account on the Annuity Date paid to the Annuitant as an annuity under one of the options we describe below. But, for any annuity settlement, we may first deduct from that amount any charge for state premium taxes. And under some conditions we may also deduct an Annuitization Charge as described on page 10. An Annuitization Charge may be deducted if the Annuity Date is within three years of the Contract Date, or if the form of annuity chosen is Option D.

Conditions.--Your right to make this choice is subject to a11 these conditions:
(1) You must ask for the option in writing and in a form which meets our needs.
(2) You must send the contract to us to be endorsed. (3) You must give us proof of the date of birth of the Annuitant and of any contingent annuitant. (4) We must have your request, the contract and the proof(s) of the date(s) of birth before the Annuity Date.

Your choice of an option will take effect on the Annuity Date but only if: (1) the Annuitant is living on that date; (2) the contingent annuitant, if any. is living on that date; (3) the first payment under the option will be at least $20; (4) the amount applied to provide the option is at least $2000, and (5) you do not void the choice by making a later choice before the Annuity Date.

When No Option Chosen.--If no choice of Option A, C or D, which we describe below, takes effect on the annuity date, settlement under Option B will become effective. But the conditions described in the preceding paragraph will apply. And we have the right to require proof of the date of birth of the Annuitant before we make payment.

Options Described.--The first payment under these options is due on the annuity date.

Option A (Life Annuity).--We will make monthly payments for as long as the Annuitant lives. They will end with the last one due before the Annuitant's death.

Option B (Life Annuity, 10-Year Minimum Period).--We will make monthly payments for as long as the Annuitant lives, with 120 monthly payments assured. Unless otherwise stated. if the Annuitant dies before the 120th payment is payable, we will pay the residue in one sum to the Annuitant's designated beneficiary or estate. We will compute the residue as of the first Business Day on or after the date the Annuitant died. We will adjust the amount for the change in the Subaccount Annuity Unit Value between; that Business Day and the first Business Day on or after which we receive at our Service Office the items we need for settlement. But if the Annuitant dies after the due date of the last payment certain. no further payments will be due.

Option C (Joint and Survivor Life Annuity).--We will make monthly payments for as long as the Annuitant or the contingent annuitant lives. Unless otherwise stated, we will make them to the Annuitant while he or she is living. After the Annuitant dies, we will make them to the contingent annuitant if he or she is living. The payments will end with the last one due before the death of the second to die of the Annuitant and the contingent annuitant.

Option D (Annuity for Specified Period).--We will make monthly payments for the period you elect. The period may be 5, 10, 15 or 20 years. It may be a different number of years if you request it and we agree. Unless otherwise stated, if the Annuitant dies when one or more payments remain unpaid in the period elected, we will pay the residue in one sum to the Annuitant's designated beneficiary or estate. We will compute the residue as of the first Business Day on or after the date the Annuitant died. We will adjust the amount for the change in the Subaccount Annuity Unit Value between that Business Day and the first Business Day on or after which we receive at our Service Office the items we need for settlement.

Residue Described.--For Option B. residue on any Business Day means the then present value of such of the 120 payments as may remain unpaid. Residue does not include the value of any payments which may become due after the 120th payment.

For Option D. residue on any Business Day means the then present value of any unpaid payments for the specified period of the annuity.

For Options B and D, for the purpose of computing the present value, we assume that the Annuity Unit Value for

                            (Continued on Next Page)

Page 9 (WVQ-83)
the Business Day as of which the calculation is made will not change after that date. We will compute residue at an effective interest rate of 3 1/2% a year.

Annuitization Charge.--If the Annuity Date is less than three years after the Contract Date, or if the annuity option chosen is Option D, an Annuitization Charge may be deducted from your Variable Account on the last Business Day on or before the Annuity Date. The amount of the charge will be the same as the Withdrawal Charge that would have applied if a total withdrawal had been made on the Annuity Date. We explain how that charge is computed under Withdrawal Charges on page 7.

Determination of Amount of Annuity.--Your Variable Account on the last Business Day on or before the Annuity Date will be reduced by any Annuitization Charge and any premium taxes that may apply. The balance will be used to determine the first monthly annuity payment based on the option chosen and in accord with the annuity settlement tables.

The number of your Annuity Units in each subaccount is found by dividing the amount of the first monthly annuity payment attributable to your investment in that subaccount by the Subaccount Annuity Unit Value on the last Business Day on or preceding the Annuity Date. After that the number of Annuity Units for each subaccount will remain fixed unless a transfer is made as we describe below. The dollar amount of annuity payments will change from month to month to reflect the investment experience of the subaccounts involved. The actual amount of any annuity payments after the first will be determined by multiplying the number of Annuity Units in each subaccount by the Annuity Unit Value for that subaccount at the end of the Business Day on which the annuity payment is due or, if that day is not a Business Day, at the end of the last preceding Business Day, and then adding the resulting values.

Example.--The Contract Value is $10,000. Of that amount, $3000 is in Subaccount A and $7000 is in Subaccount B. The annuity option is B and the Annuitant is a man age 65 on the Annuity Date. The first annuity payment equals $62.80 ($6.28 per $1000 of Contract Value).

Subaccount A provides $18.84 of that payment, and Subaccount B provides $43.96. To find the number of Annuity Units for each Subaccount we divide each of these amounts by the respective Annuity Unit Value for the subaccount on the Annuity Date.

For this example assume that the Annuity Unit Value is $3 for Subaccount A, and $2 for Subaccount B. Dividing these into the respective annuity payments provides the number of Annuity Units for each subaccount ($18.84 / $3 = 6.28 Units for Subaccount A, and $43.96 / $2 = 21. 98 Units for Subaccount B). To find the amount of each Subsequent annuity payment we multiply the number of your Annuity Units in each subaccount by the Annuity Unit Value for that subaccount and add the results.

Subaccount Annuity Unit Value.--The value of an Annuity Unit for each subaccount was set at $1.00 on the date the first purchase payment was applied to that account. The value for any subsequent Business Day is determined by multiplying the subaccount's Net Investment Factor for that day by its Annuity Share Value for the last preceding Business Day.

The Net Investment Factor for each subaccount for any Business Day equals (a)
1.00 plus the rate of net investment income earned by the subaccount, after providing for taxes, for the period from the end of the last preceding Business Day to the end of the current Business Day, plus the rate of asset value changes in the subaccount during the same period, minus the rate of the Asset Charge (which we explain on page 5) for the number of calendar days involved, divided by (b} 1.00 plus the interest rate for the number of days involved, at the effective annual rate assumed in the calculation of the annuity rates. (See page 11.)

Transfers During the Annuity Period.--During the annuity period the person who has the right to receive variable annuity payments may choose to have the payments reflect the investment results of different subaccounts. The annuity units from one subaccount may be transferred to another subaccount subject to these conditions: (1) only one transfer may be made in each Contract Year without our consent. (2) All the shares in a subaccount must be transferred.

The transfer will be made effective for the first Business Day after the date we receive the request for transfer except that if the request is received within seven days before an annuity payment date, it will be made effective on the first Business Day after the annuity payment date. To find the number of units added to the subaccount(s) this is what we do. We multiply the number of Annuity Units in the subaccount from which the transfer is to be made by the Annuity Unit Value of that subaccount. We divide the result by the Annuity Unit Value for the subaccount to which the transfer is being made. The result is the number of Annuity Units to be transferred to the subaccount.

Example.--The Annuity Units in Subaccount A are to be transferred to Subaccount
B. There are 1000 Annuity Units in Subaccount A and the Annuity Unit Value for that subaccount is $2.00 on the date of transfer. We multiply the number of Annuity Units (1000) by the Annuity Unit Value ($2.00) and arrive at the figure $2000. The number of Units to be added to Subaccount B is found by dividing this figure by the Annuity Unit Value for Subaccount B. The Annuity Unit Value for Subaccount B is $1.00. In this case the number of Units added to Subaccount B would be 2000 ($2000 / $1.00). If the Annuity Unit Value of Subaccount B were $4.00, only 500 Units would have been added ($2000 / $4.00).

We may stop, suspend or modify the transfer provisions. If we do, we will give you 30 days' notice.

Page 10 (WVQ-83)

                           ANNUITY SETTLEMENT TABLES

Amounts Payable.--If the annuity date is a contract anniversary, for Options A, B and C we will use the tables below to compute the amount of the first monthly payment. The amounts we show for Options A and B are based on the Annuitant's sex and age last birthday on the annuity date. The amounts we show for Option C are based on both the Annuitant's and the contingent annuitant's sex and age last birthday on the annuity date.

If the annuity date is not a contract anniversary, for each completed quarter year after the most recent anniversary we will adjust the amounts.

When we computed the amounts we show in the tables we adjusted the 1971 individual Annuity Mortality Table to an age last birthday basis, less one year; we used an interest rate of 3 1/2% a year. For combinations of ages which we do not show, we will compute the first monthly payment in the same basis. We will let you know the amounts if you ask for them. Settlements under Options A, B and C will share in our surplus to the extent and in the way we decide.

We computed the amounts of the first monthly payments we show in Table D using an interest rate of 3 1/2%. Those amounts are not based on the age or sex of the annuitant.

Other forms of annuity may be provided, subject to Prudential's consent, or as may be required by any applicable law or regulation.

                                     TABLE A

            Amount of first monthly payment under Option A for each
                       $1000 applied on the annuity date.

--------------------------------------------------------------------------------
    AGE       MALE       FEMALE         AGE           MALE         FEMALE
================================================================================
     41      $4.12        $3.84          61          $5.98          $5.34
     42       4.18         3.88          62           6.14           5.46
     43       4.23         3.93          63           6.30           5.60
     44       4.30         3.98          64           6.48           5.74
     45       4.36         4.03          65           6.67           5.90
     46       4.43         4.08          66           6.88           6.07
     47       4.51         4.13          67           7.10           6.26
     48       4.58         4.19          68           7.33           6.46
     49       4.66         4.25          69           7.58           6.68
     50       4.74         4.32          70           7.86           6.92
     51       4.83         4.39          71           8.15           7.18
     52       4.92         4.46          72           8.47           7.46
     53       5.02         4.54          73           8.81           7.77
     54       5.12         4.62          74           9.17           8.10
     55       5.22         4.71          75           9.57           8.47
     56       5.33         4.80          76          10.00           8.86
     57       5.45         4.89          77          10.47           9.30
     58       5.57         5.00          78          10.97           9.77
     59       5.70         5.10          79          11.52          10.29
     60       5.84         5.22          80          12.11          10.85
--------------------------------------------------------------------------------

                                    TABLE B

             Amount of first monthly payment under Option B for each
                       $1000 applied on the annuity date.

--------------------------------------------------------------------------------
    AGE       MALE       FEMALE         AGE           MALE         FEMALE
================================================================================

     41      $4.12        $3.84          61          $5.98          $5.34
     42       4.18         3.88          62           6.14           5.46
     43       4.23         3.93          63           6.30           5.60
     44       4.30         3.98          64           6.48           5.74
     45       4.36         4.03          65           6.67           5.90
     46       4.39         4.06          66           6.43           5.87
     47       4.46         4.12          67           6.58           6.02
     48       4.53         4.17          68           6.74           6.19
     49       4.60         4.23          69           6.91           6.36
     50       4.67         4.30          70           7.08           6.53
     51       4.75         4.36          71           7.26           6.72
     52       4.83         4.43          72           7.43           6.92
     53       4.92         4.50          73           7.61           7.12
     54       5.00         4.58          74           7.80           7.32
     55       5.10         4.66          75           7.98           7.53
     56       5.19         4.74          76           8.16           7.74
     57       5.29         4.83          77           8.33           7.95
     58       5.40         4.92          78           8.52           8.15
     59       5.51         5.02          79           8.68           8.35
     60       5.62         5.12          80           8.85           8.54
--------------------------------------------------------------------------------
                            (Continued on Next Page)

Page 11(WVQ-83)

                                     TABLE C

             Amount of first monthly payment under Option C for each
                       $1000 applied on the annuity date.

---------------------------------------------------------------------------------------------------------------------
FEMALE                                              MALE AGE
AGE    --------------------------------------------------------------------------------------------------------------
       60     61     62      63      64      65     66      67      68     69      70      71      72     73      74
=====================================================================================================================
55   $4.39  $4.42  $4.44   $4.46   $4.47   $4.49  $4.51   $4.52   $4.54  $4.55   $4.57   $4.58   $4.59  $4.60   $4.61
56    4.45   4.47   4.49    4.52    4.54    4.56   4.57    4.59    4.61   4.62    4.64    4.65    4.67   4.68    4.69
57    4.50   4.53   4.55    4.58    4.60    4.62   4.64    4.66    4.68   4.70    4.71    4.73    4.74   4.76    4.77
58    4.55   4.58   4.61    4.64    4.66    4.69   4.71    4.73    4.75   4.77    4.79    4.81    4.83   4.84    4.86
59    4.61   4.64   4.67    4.70    4.73    4.76   4.78    4.81    4.83   4.85    4.87    4.89    4.91   4.93    4.94
60    4.66   4.70   4.73    4.76    4.79    4.82   4.85    4.88    4.91   4.93    4.96    4.98    5.00   5.02    5.04
61    4.72   4.75   4.79    4.83    4.86    4.90   4.93    4.96    4.99   5.02    5.04    5.07    5.09   5.11    5.13
62    4.77   4.81   4.85    4.89    4.93    4.97   5.00    5.04    5.07   5.10    5.13    5.16    5.19   5.21    5.23
63    4.82   4.87   4.91    4.96    5.00    5.04   5.08    5.12    5.16   5.19    5.22    5.26    5.29   5.31    5.34
64    4.88   4.93   4.98    5.02    5.07    5.11   5.16    5.20    5.24   5.28    5.32    5.35    5.39   5.42    5.45
65    4.93   4.98   5.04    5.09    5.14    5.19   5.24    5.29    5.33   5.38    5.42    5.46    5.50   5.53    5.57
66    4.98   5.04   5.10    5.15    5.21    5.27   5.32    5.37    5.42   5.47    5.52    5.56    5.61   5.65    5.69
67    5.04   5.10   5.16    5.22    5.28    5.34   5.40    5.46    5.51   5.57    5.62    5.67    5.72   5.77    5.81
68    5.09   5.15   5.22    5.29    5.35    5.42   5.48    5.55    5.61   5.67    5.73    5.78    5.84   5.89    5.94
69    5.14   5.21   5.28    5.35    5.42    5.49   5.56    5.63    5.70   5.77    5.84    5.90    5.96   6.02    6.08
70    5.19   5.26   5.34    5.42    5.49    5.57   5.65    5.72    5.80   5.87    5.94    6.02    6.08   6.15    6.22
71    5.24   5.32   5.40    5.48    5.56    5.64   5.73    5.81    5.89   5.97    6.13    6.21    6.29   6.21    6.36
72    5.28   5.37   5.45    5.54    5.63    5.72   5.81    5.90    5.99   6.08    6.16    6.25    6.34   6.42    6.50
73    5.33   5.42   5.51    5.60    5.69    5.79   5.88    5.98    6.08   6.18    6.27    6.37    6.46   6.56    6.65
74    5.37   5.46   5.56    5.65    5.75    5.86   5.96    6.06    6.17   6.27    6.38    6.49    6.59   6.70    6.80
---------------------------------------------------------------------------------------------------------------------





                                     TABLE D

            Amount of first monthly payment under Option D for each
                       $1000 applied on the annuity date.


                     ------------------- -------------------
                         NUMBER OF YEARS MONTHLY PAYMENT
                     ------------------- -------------------
                              5                 $18.12
                              10                  9.83
                              15                  7.10
                              20                  5.75
                     ------------------- -------------------

Page 12 (WVQ-83)

                   SETTLEMENT PROVISIONS FOR THE BENEFICIARY

Payee Defined.--In these provisions the word Payee means a beneficiary or a contingent payee who has a right to receive a settlement under the contract.

Choosing an Option.--Unless the retirement arrangement that covered you provides otherwise, a Payee may choose an option for all or part of any proceeds, residue or the then present value of any unpaid payments which become payable to him or her in one sum. We explain residue under Residue Described.

In some cases a Payee will need our consent to choose an option. We describe these cases under Conditions.

Options Described.--Here are the options we offer. We may also consent to other arrangements.

Option 1 (Payments for a Fixed Period).--We will make monthly payments for the period the Payee selects. The period may be 5, 10, 15 or 20 years.

Option 2 (Life Income, 10-Year Minimum Period).--We will make monthly payments for as long as the person on whose life the settlement is based lives, with 120 monthly payments assured. We must have proof of the date of birth of that person. The settlement will share in our surplus to the extent and in the way we decide.

Determination of Amount of Payment Under Option 1 or 2.--Monthly payments are determined as described in the Determination of Amount of Annuity provision, except that no premium tax or annuitization charge will be deducted from the amount payable. The applicable rates for Option will be the same as rates shown in the Option D Table and for Option 2, the same as rates shown in the Option B Table.

First Payment Due Date.--Unless a later date is requested when the option is chosen, the first payment will be due on the first day of the earliest calendar month on or after the Service Office has received the request for the settlement and due proof of the Annuitant's death and such claim forms and other evidence as may be satisfactory to us.

Residue Described.--For Option 1, residue on any Business Day means the then present value of any unpaid payments for the balance of the fixed payment period.

For Option 2, it means the then present value of such of the 120 payments as may remain unpaid. Residue does not include the value of any payments which may become due after the 120th payment.

For Options 1 and 2, for the purpose of computing the present value, we assume that the Annuity Unit Value for the Business Day as of which the calculation is made will not change after that date. We will compute residue at an effective interest rate of 3 1/2% a year.

Conditions.--Our permission is needed for an option to be used for any person under any of these conditions:

1. The person is not a natural person who will be paid in his or her own right.

2.   The person will be paid as assignee.

3.   The first payment to the person under the option would be less than $20.

Death of Payee.--If a Payee under an option dies and if no other distribution is shown, we will pay any residue under that option in one sum to the Payee's estate.


Page 13 (WVQ-83)

                                  ENDORSEMENTS

                      (Only we can endorse this contract.)




Page 14 (WVQ-83)

                                GUIDE TO CONTENTS

                                                                        Page

Contract Summary...........................................................2

Death of Annuitant ........................................................2

General Provisions.........................................................4
 Definitions; Contract Modifications;
 Change of Annuity Date;
 Ownership and Control;
 Currency; Misstatement of Age
 or Sex; Incontestability; Nonforfeitability;
 Nontransferability; Proof of Survival or
 Death; Asset Charges; Changes by Prudential;
 Voting Rights; Participation

Beneficiary................................................................6
Variable Accumulation Provisions...........................................6
 Purchase Payments; Crediting
 of Subaccount Units; Subaccount Unit Value;
 Annual Maintenance Charge;
 Withdrawals;
 Withdrawal Charges; Transfers;
 Changing the Number of Subaccount
 Units Credited; Substitution of Shares;
 Effect of Loss of Tax-Qualified
 Status or Failure to QualifY

Variable Payout Provisions.................................................9
 Choosing an Option; Conditions;
 When No Option Chosen;
 Options Described; Residue
 Described; Annuitization
 Charge; Determination of Amount
 of Annuity; Subaccount Annuity Unit Value;
 Transfers During the Annuity Period

Annuity Settlement Tables.................................................11

Settlement Provisions for the Beneficiary.................................13

Page 15

Variable Annuity Contract with Flexible Purchase Payments--Monthly annuity payments starting on annuity date. Payment as stated upon death before annuity date. Purchase payments payable during Annuitant's lifetime until annuity date.

WVQ-83